Exhibit 99.1

News Release
Sunoco Logistics Partners L.P.
1735 Market Street
Philadelphia, PA 19103-7583

For further information contact:	For release: 4:15 p.m. March 28, 2007
Jerry Davis (media) 215-977-6298
(Investors) 866-248-4344

No 7

SUNOCO LOGISTICS PARTNERS L.P. ANNOUNCES NEW

CHIEF FINANCIAL OFFICER

PHILADELPHIA, March 28, 2007 — Sunoco Logistics Partners L.P. (NYSE: SXL), announced today the appointment of Neal E. Murphy as Vice President and Chief Financial Officer. He will join Sunoco Logistics in early April from Quaker Chemical Corporation where he was Chief Financial Officer and had responsibility for business operations in Asia and South America.

“Neal will be an excellent addition to our executive team,” said Deborah M Fretz, President and Chief Executive Officer. “His experience and skill in both finance and business will be important to Sunoco Logistics in managing our existing business and as we pursue additional growth opportunities.”

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership formed to acquire, own and operate refined product and crude oil pipelines and terminal facilities, including those of Sunoco, Inc. The Eastern Pipeline System consists of approximately 1,800 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of 8.9 million shell barrels of refined product terminal capacity and 19.8 million barrels of crude oil terminal capacity (including 12.9 million shell barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 3,700 miles of crude oil pipelines, located principally in Oklahoma and Texas, a 55.3 percent interest in Mid-Valley Pipeline Company and a 43.8 percent interest in the West Texas Gulf Pipe Line Company and a 37.0 percent undivided interest in the Mesa Pipe Line System. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.

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